Exhibit 99.1


                  Paxar Corporation Appoints Rob van der Merwe
                     President and Chief Executive Officer



    WHITE PLAINS, N.Y.--(BUSINESS WIRE)--April 21, 2005--Paxar Corporation (NYSE:PXR) announced today that Robert (Rob) van der Merwe has been hired as President and Chief Executive Officer, effective April 25, 2005 and will join Paxar's Board of Directors. Arthur Hershaft, 67, Chairman and Chief Executive Officer, will continue as Chairman of the Board. The hiring of Mr. van der Merwe, 52, as CEO fulfills the CEO succession plan developed by Paxar's Board of Directors. Rob van der Merwe will report to Paxar's Board of Directors.
    Mr. van der Merwe has held positions in three industry leaders, Colgate-Palmolive, Xerox, and Kimberly-Clark. He has enjoyed a distinguished 17-year career with Kimberly-Clark. Most recently, he held the position of Group President of Kimberly-Clark's North Atlantic and global consumer tissue organization, an approximately $6 billion, 10,000-employee business located in over 40 countries. Previously, as Group President of Europe, Middle East and Africa, he led a $2.5 billion organization, operating in over 20 countries. In these roles, Mr. van der Merwe worked closely with key retail customers well known to Paxar.
    Mr. Hershaft stated, "I am very pleased that Paxar was able to attract such an outstanding candidate from a world-class company. Rob van der Merwe is an exceptionally good fit for Paxar. He is a global citizen, having lived and managed businesses across the globe. He has extensive experience in the retail and consumer products arena and outstanding brand building and marketing knowledge. His proven track record in delivering top and bottom line results, and his ability to both develop and execute successful global business strategies will greatly benefit Paxar. I am confident he has the experience and leadership skills to continue the Paxar traditions of being a global industry leader and building shareholder value."
    Leo Benatar, Chairman of Paxar's Executive Development and Compensation Committee, stated, "During the interview process the Committee members were unanimously impressed by Rob's leadership skills, strategic vision and broad international experience." He noted, "The Board is very pleased to have Rob van der Merwe as Paxar's new CEO and look forward to working with him as he leads Paxar to the next level of growth and beyond."
    Mr. van der Merwe stated, "I was attracted to Paxar for several reasons, most importantly because of Paxar's opportunity for global growth. Arthur Hershaft has built a financially sound company with a strong entrepreneurial culture and a long tradition of innovation. I look forward to working with him and the management team."
    Paxar is a global leader in providing innovative merchandising systems to retailers and apparel customers. Paxar's leadership in products and technology, global manufacturing operations, worldwide distribution network and brand recognition are enabling the Company to expand its competitive advantage and market share.


                     For more information on Paxar
                call Investor Relations - 914.697.6862
                    or visit our Company's Web site
                             www.paxar.com




    CONTACT: Paxar Corporation
             Bob Powers, 914-697-6862
             Vice President Investor Relations